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                                                               Exhibit No. 10.16

                                    [GRAPHIC]

To:        Mike Sturgeon
From:      Nancee Berger
Date:      December 21, 2001

Re:        2002 Compensation Plan - Exhibit A

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The 2002 compensation plan for your employment as Executive Vice President of
Sales and Marketing for West Corporation is as follows:

1. Your base salary will be $190,000.00. Should your employment terminate before the end of the year, you will be compensated for your services through the date of your actual termination per your Employment Agreement. This will be reviewed on an annual basis and revised, if necessary, in accordance with the consumer price index.

2. You will be eligible to receive a monthly performance bonus based on 2002 WSTC revenue growth. This monthly bonus will be calculated by multiplying year-to-date revenue growth times the incentive factors indicated below. A negative calculation at the end of any given month will result in a loss carry forward to be applied to the next monthly bonus calculation. All bonuses will be paid within 30 days of the end of the month.

                  2002 Revenue Growth          Compensation Rate Factor
                  -------------------          ------------------------

                   0 - $165,000,000                    .00186
                   $165,000,000 +                      .003

3. All objectives are based upon West Corporation operations and will not include revenue derived from mergers, acquisitions, joint ventures or other non-operating income unless specifically and individually included upon completion of the transaction.

4. Profit and income derived from mergers, acquisitions, joint ventures or other non-operating income will be reviewed by the Company upon completion of the transaction to determine inclusion in the compensation plan. In the event West Corporation changes its business plan or acquires another company, the Company reserves the right to review your compensation package and revise, in its sole discretion, as it deems appropriate.

5. The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee's benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.


                                                    /s/ Mike Sturgeon
                                                ------------------------
                                                Employee - Mike Sturgeon